Exhibit 21.0

SUBSIDIARIES OF REGISTRANT

            Magic Media Networks, Inc. acknowledges that the following corporations are subsidiaries of the Registrant:

Bar TV, Inc. (Florida)
Destination Television, Inc. (Florida)
Hotel TV, Inc. (Florida)
National Hotel Television Network, Inc. (Florida)